Exhibit 23
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following registration statements:

1)	Registration Statement (Form S-3 No. 333-162929) of Magellan Midstream Partners, L.P.,

2)	Registration Statement (Form S-8 No. 333-71670) pertaining to the Magellan Midstream Partners Long-Term Incentive Plan, and

3)	Registration Statement (Form S-8 No. 333-147206) pertaining to the Magellan Midstream Partners Long-Term Incentive Plan;
of our reports dated February 25, 2011, with respect to the consolidated financial statements of Magellan Midstream Partners, L.P. and the effectiveness of internal control over financial reporting of Magellan Midstream Partners, L.P. included in this Annual Report (Form 10-K) of Magellan Midstream Partners, L.P. for the year ended December 31, 2010.
/s/ Ernst & Young LLP
Tulsa, Oklahoma
February 25, 2011